CONSENT OF ERNST & YOUNG LLP,

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Preliminary Combined Prospectus/Proxy Statement included in this registration statement (Form N-14) of Wilmington Funds, and to the incorporation by reference in this Registration Statement of our report on the Wilmington Pennsylvania Municipal Bond Fund, Wilmington Virginia Municipal Bond Fund and Wilmington Municipal Bond Fund (each a series of Wilmington Funds), dated June 29, 2012, included in the 2012 Annual Report to shareholders.

/s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania

August 15, 2012